May 2015 Pricing Sheet dated May 22, 2015 relating to Preliminary Terms No. 306 dated May 13, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

PLUS Based on the iShares® MSCI Japan Index Fund due May 25, 2017

Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – MAY 22, 2015
Issuer:	Morgan Stanley
Maturity date:	May 25, 2017
Valuation date:	May 22, 2017, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Shares of the iShares® MSCI Japan Index Fund (the “Fund”)
Aggregate principal amount:	$2,185,000
Payment at maturity:

If the final share price is greater than the initial share price:

$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

If the final share price is less than or equal to the initial share price:

$10 × share performance factor

Under these circumstances, the payment at maturity will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x share percent increase
Leverage factor:	150%
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$13.28, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Maximum payment at maturity	$12.00 per PLUS (120% of the stated principal amount)
Stated principal amount / Issue price:	$10 per PLUS (see “Commissions and issue price” below)
Pricing date:	May 22, 2015
Original issue date:	May 28, 2015 (3 business days after the pricing date)
CUSIP / ISIN:	61765G184 / US61765G1849
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:	$9.481 per PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per PLUS	$10.00	$0.20(1)
		$0.05(2)	$9.75
Total	$2,185,000	$54,625	$2,130,375
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.20 for each PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.
(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each PLUS.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 306 dated May 13, 2015

Product Supplement for PLUS dated November 19, 2014      Index Supplement dated November 19, 2014

Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.